Exhibit 99.1

Contacts:	LHA, Inc. Kim Sutton Golodetz (investors) 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	PhotoMedex, Inc. Dennis McGrath, Chief Financial Officer 215-619-3287 info@photomedex.com

PHOTOMEDEX AND RADIANCY COMPLETE MERGER

MONTGOMERYVILLE, PA and ORANGEBURG, NY (December 13, 2011) – PhotoMedex, Inc. (Nasdaq: PHMD), (“PhotoMedex”) a leader in the development of proprietary excimer laser, LED light systems and skin care products for dermatological applications, and Radiancy, Inc., (“Radiancy”) a leading developer and manufacturer of home-use and professional aesthetic and dermatological devices, today announced that their respective stockholders have voted to approve the adoption of the Amended and Restated Agreement and Plan of Merger, (the “Agreement”), dated as of October 31, 2011, among PhotoMedex, Radiancy, and PHMD Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of PhotoMedex. Pursuant to the Agreement, Merger Sub will merge with and into Radiancy, and Radiancy will become a majority owned subsidiary of PhotoMedex.

Approximately 99.98% of the PhotoMedex shares present at the Annual Meeting of Stockholders voted in favor of the adoption of the Agreement, which represented approximately 68% of PhotoMedex’ total outstanding shares of common stock as of the November 7, 2011 record date. All other proposals presented at the Annual Meeting of Stockholders were also approved.

All of the Radiancy shares present at the Special Meeting of Stockholders voted in favor of the adoption of the Agreement, which represented approximately 80% of Radiancy’s total outstanding shares of common and preferred stock as of the November 7, 2011 record date.

Closing of the transactions contemplated by the Agreement took place today, December 13, 2011. Stockholders of Radiancy immediately prior to the merger will receive notices from Broadridge Corporate Issuer Services, Inc. regarding how to exchange their Radiancy stock into shares of PhotoMedex common stock.

About Radiancy

Founded in 1998, Radiancy Inc. is a leading developer, manufacturer and seller of home-use and professional aesthetic and dermatological devices. The company sells a range of home-use devices under its proprietary brand, no!no!™, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line which addresses acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Radiancy’s products are supported by two core proprietary technologies known as LHE™ (Light Heat Technology) and Thermicon™. The company’s LHE™ technology is superior in cost performance, efficacy and ease of application to both laser and intense pulse light (IPL) technologies. LHE™ combines the use of direct heat and a wide-spectrum light source and allows very large treatment spot sizes with less discomfort without the requirement of skin cooling.

LHE™ technology is incorporated in Radiancy’s FDA cleared professional devices as well as its consumer products.

For more information visit www.radiancy.com and www.my-no-no.com.

About PhotoMedex

PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, and skincare products. We are a leader in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life. The diseases and conditions we address include psoriasis, vitiligo, acne, actinic keratosis and sun damage. Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing. PhotoMedex also develops and markets products based on its patented, clinically proven Neova™ Copper Peptide technology and DNA repair enzymes for skin health, hair care and wound care. For more information visit www.photomedex.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. In addition, there will be risks and uncertainties related to successfully integrating the products and employees of PhotoMedex and Radiancy, as well as the ability to ensure continued regulatory compliance, performance and/or market growth. These risks, uncertainties and other factors, and the general risks associated with the businesses of PhotoMedex described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to PhotoMedex and are qualified in their entirety by this cautionary statement. PhotoMedex anticipates that subsequent events and developments will cause its views to change. However, while PhotoMedex may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. Hence, PhotoMedex assumes no obligation to update any such forward-looking statements or other statements included in this press release.

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